Exhibit 10.18

RESELLER AGREEMENT

THIS RESELLER AGREEMENT is made as of this June 1, 2010, by and between Sanomedics International Holdings, Inc. with its principal place of business located at 80 SW 8th St. Suite 2180 Miami FL 33130. USA (the "Sanomedics") and Scar-Guard, Inc., DBA Thermo Products Co. with its principal place of business located at 4305 Craigs Chapel Road, Greenback, TN, 37742, ("Reseller").

WHEREAS, Sanomedics sells certain health care products and associated accessories; WHEREAS, Reseller is in the business of reselling such products;

WHEREAS, Sanomedics desires to engage the Reseller for the purposes of marketing and selling Sanomedics' health care products and associated accessories in the Territory (as defined herein); and

NOW, THEREFORE, in consideration of the following conditions set for the in this Agreement, the parties agree to the following.

1.	DEFINITIONS "Customer" means an end user of a Product.

"Limited Warranty Statement" means Sanomedics' then-current warranty from Sanomedics to Customers.

"Products" means the products in Sanomedics' then-current reseller Product List, a current copy of which is attached as Exhibit A. Sanomedics may add to, delete from, or otherwise modify the Products on the Product List at any time.

"Territory" means the Tennessee Farmers COOP, Tractor Supply Company and local Veterinarian Clinics in the state of Tennessee.

2.	PRODUCT TERMS

2.1 APPOINTMENT. Sanomedics hereby appoints Reseller, and Reseller accepts such appointment, to act as a non-exclusive reseller of Products only to Customers located in the Territory. Sale of Products to other resellers or Reseller's affiliates is strictly prohibited. Reseller will not market or sell the Products using any Internet site or mail order catalog without specific written authorization by Sanomedics which may be withheld for any reason or no reason.

2.2 PRICES. The prices paid by Reseller to Sanomedics for Products shall initially be as set forth in Exhibit A. Sanomedics shall have the right, at any time, to change, alter, or amend Product prices upon written notice. Prices are exclusive of all taxes, insurance, and shipping and handling charges, which are Reseller's sole responsibility.

3.	ORDERING AND PAYMENT

3.1 ORDERS. Orders shall be in writing and be subject to acceptance by Sanomedics. The terms and conditions of each order shall be as provided by this Agreement, and the provisions of Sanomedics' form of purchase order, acknowledgment or other business forms will not apply to any order notwithstanding the other party's acknowledgment or acceptance of such form.

3.2 SHIPMENT. Shipment will be F.O.B. Sanomedics' specified warehouse ("Delivery Point"), freight collect, at which time title (excluding any rights associated with the technology of the Products) and risk of loss will pass to Reseller. All freight, insurance and other shipping expenses from Delivery Point, as well as any expenses related to Reseller's special packing requests, will be borne by Reseller unless otherwise agreed to in writing by Sanomedics.

3.3 PAYMENT. Subject to compliance with Sanomedics' credit requirements, payments on orders will be due and payable in full upon receipt. If Reseller is in default of its payment obligations, Sanomedics shall give written notice of such default to Reseller. Upon receipt of such default notice, Reseller shall have five (5) days to cure. If Reseller fails to cure within the five (5) day notice period, in additional to any other remedies available to Sanomedics Reseller shall pay monthly service charges of 1.5% per month for any past due amounts. Sanomedics may in its sole discretion change Reseller's credit terms and/or require C.O.D. payment for any shipments.

4.
DEFECTIVE PRODUCT RETURNS. Returns of defective Products will be processed through return processing centers and consolidated for shipment weekly to Sanomedics by Reseller. Returns of defective Products will be paid for by Sanomedics when Sanomedics authorized carriers are used. Return shipment charges via unauthorized carriers and all customs or broker's fees are the responsibility of Reseller. Sanomedics reserves the right to charge-back to Reseller shipping charges incurred on those Products that were not at any point resold to Customers but were returned as defective and no fault was found. Incomplete Product returns will be not be accepted. Reseller will be in material breach of this Agreement if it returns Products as "defective" to Sanomedics when Reseller has not at any point resold such Products to Customers, except that Reseller may return Products that were not at any point resold to Customers that are in fact "defective."

5.	RESELLER'S OBLIGATIONS

5.1 MARKETING DEVELOPMENT. Reseller will reasonably market and advertise the Products consistent with Reseller's marketing plans and strategies and the provisions of this Agreement.

5.2 INVENTORY/ SALES INFORMATION. Reseller will be required to provide Sanomedics sell through and inventory information for all inventory locations via an electronic link such as EDI or other standard data transfer and exchange method. The method must be agreed to in advance by Reseller and Sanomedics.

5.3 RESELLER COVENANTS. Reseller will: (i) conduct business in a manner that reflects favorably at all times on Products and the good name, goodwill and reputation of Sanomedics; (ii) avoid deceptive, misleading or unethical practices that are or might be detrimental to Sanomedics or Sanomedics Products; (iii) make no false or misleading

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representations with regard to Sanomedics or Sanomedics' Products; (iv) not publish or employ, or cooperate in the publication or employment of, any misleading or deceptive advertising material with regard to Sanomedics or Sanomedics' Products; and (v) make no representations, warranties or guarantees to customers or to the trade with respect to the specifications, features or capabilities of Sanomedics Products that are inconsistent with the literature distributed by Sanomedics.

5.4 USE OF TRADEMARKS AND PROPRIETARY NOTICES. During the term of this Agreement, Sanomedics hereby grants Reseller a royalty-free license to copy, reproduce and use any Sanomedics trademark, trade name or logo and marketing materials associated with the Products in connection with the advertisement, promotion and sale of the Products. Such use shall be subject to the prior written approval by Sanomedics. Reseller shall not remove or destroy any copyright notices, trademarks or other proprietary markings on the Products, documentation or other materials related to the Products. Upon termination of this Agreement Reseller may continue to advertise and promote the Products using Sanomedics' trademarks and trade names until inventory depletion. Sanomedics may not use Reseller's trade names, trademarks or service marks without first obtaining Reseller's express approval.

6.	TERM AND TERMINATION

6.1 TERM. This Agreement shall be commence on the Effective Date and shall continue in force for three (3) months (the "Initial Term"); provided, however, that this Agreement shall be extended for an additional one (1) year term in the event that the gross sales amount of the Products purchased by Reseller within the Initial Term is greater than or equal to $51,200.00

6.2 TERMINATION WITHOUT CAUSE. Reseller or Sanomedics may terminate this Agreement without cause, at any time, by written notice to the other party not less than thirty (30) days prior to the effective date of termination. [All unfilled orders pending at the time of the date of such notice of termination shall be deemed canceled, and Sanomedics and Reseller hereby waive all claims against the other in connection with the cancellation of such orders.]

6.3 TERMINATION FOR BREACH. Sanomedics may terminate this Agreement, for cause, by written notice to Reseller not less than ten (10) days prior to the effective date of such notice in the event that: (i) Reseller fails to pay past due invoices within thirty (30) days after notice that invoices are past due; (ii) Reseller violates any other material provision of this Agreement; or (iii) control of Reseller is acquired, directly or indirectly, by a third party, or Reseller is merged with a third party. Upon giving its notice of termination, Sanomedics may alter its terms of sale, including credit terms, and take such other action as may be consistent with the termination of Reseller as an authorized Sanomedics Reseller.

6.4 TERMINATION FOR INSOLVENCY. At the option of Sanomedics or Reseller, this Agreement shall terminate immediately if: (i) a receiver is appointed for the other party or its property; (ii) the other party becomes insolvent or unable to pay its debts as they mature or ceases to pay its debts as they mature in the ordinary course of business, or makes an assignment for the benefit of creditors; (iii) any proceedings are commenced by or for the other party under any bankruptcy, insolvency or debtors' relief law; (iv) any proceedings are commenced against the other party under any bankruptcy insolvency or debtor's relief law, and such proceedings have not been vacated or set aside within sixty (60) days from the date of commencement thereof; or (v) the other party commences to dissolve under applicable corporate law statutes.

6.5 TERMINATION/EXPIRATION ACCOUNTING. All amounts payable by Reseller to Sanomedics shall survive termination and become immediately due and payable. In addition, Sanomedics shall have the right to repurchase unsold Products in Reseller's inventory. Within ten (10) days following termination, Reseller shall furnish Sanomedics with an inventory of unsold Products. Within ten (10) days after receipt of such inventory, Sanomedics shall notify Reseller in writing whether or not Sanomedics intends to repurchase from Reseller all or part of such inventory at the original invoice price (less discounts, price protection or other credits previously granted). Sanomedics shall pay all transportation and other costs connected with shipping such Products to Sanomedics.

7.	WARRANTY

7.1 CUSTOMER WARRANTY. Sanomedics provides a Limited Warranty Statement to Customers. Reseller will make available to Customers a copy of the Limited Warranty Statement and will not make any representations or statements inconsistent with such Limited Warranty Statement.

7.2 EXPRESS DISCLAIMER. SANOMEDICS MAKES NO WARRANTIES OR REPRESENTATIONS AS TO THE PRODUCTS, EXCEPT AS SET FORTH ABOVE. ALL IMPLIED WARRANTIES AND CONDITIONS, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT, ARE HEREBY DISCLAIMED.

8.
LIMITATION OF LIABILITY. THE LIABILITY OF SANOMEDICS AND ITS SUPPLIERS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SUPPLY OF PRODUCTS HEREUNDER, SHALL BE LIMITED TO THE ACTUAL AMOUNTS PAID BY RESELLER TO SANOMEDICS FOR THE PRODUCTS GIVING RISE TO SUCH DAMAGES, AND SHALL IN NO EVENT INCLUDE LOSS OF PROFITS, COST OF PROCURING SUBSTITUTE GOODS OR SERVICES, OR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND, EVEN IF SANOMEDICS OR ITS SUPPLIER IS AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

9.
CONFIDENTIALITY. Each party acknowledges and agrees that it will receive confidential information (the "Confidential Information") from the other party during the Willi of this Agreement. The Confidential Information shall be deemed to include the contents of this Agreement and all information received by each party in connection with this Agreement, except anything designated in writing by the submitting party as non-confidential (all documents will be considered marked as Confidential unless otherwise specified). Each party agrees to maintain the confidentiality of the Confidential Information and agrees neither to use such information (except for the purposes permitted herein) nor to disclose it to any third party or to any of its employees who do not have a need to know such information in order to perform their obligations under this Agreement. Confidential Information shall not include any information which is publicly available at the time of disclosure or subsequently becomes publicly available through no fault of the receiving party, or is rightfully acquired from a third party who is not in breach of an agreement to keep such information confidential.

10.
GENERAL attempted assignment or delegation in violation of this section shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns. Notwithstanding the foregoing, Sanomedics may assign its rights and duties hereunder in connection with a merger, consolidation, spin-off, corporate reorganization, acquisition, or sale of all or substantially all the assets of Sanomedics.

10.2 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Florida (other than its conflicts of law principles). The parties hereby consent to the exclusive jurisdiction of and venue in the federal and/or state courts located in Dade County, Florida.

10.3 INDEPENDENT CONTRACTORS. In performing their respective duties under this Agreement, each of the parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither party will have the power to bind the other party or incur obligations on the other party's behalf without the other party's prior written consent.

10.4 MODIFICATION AND WAIVER. No modification to this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the party to be charged, and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

10.5 NOTICES. Any required or permitted notices hereunder must be given in writing at the address of each party set forth below, or to such other address as either party may substitute by written notice to the other in the manner contemplated herein, by one of the following methods: hand delivery; registered, express, or certified mail, return receipt requested, postage prepaid; or nationally-recognized private express courier. Notices will be deemed given on the date received.

10.6 SEVERABILITY. If for any reason any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

10.7 LIMITATION OF ACTION. Any legal action arising out of this Agreement shall be barred unless commenced within one (1) year of the act or omission giving rise to the action. Such limitation shall not apply to any actions asserted against Reseller by Sanomedics arising from any delinquencies in payment for Products.

10.8 ENTIRE AGREEMENT. This Agreement and the exhibits attached hereto constitute the entire and exclusive agreement between the parties hereto with respect to the subject matter hereof and supersede any prior agreements between the parties with respect to such subject matter.

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IN WITNESS WHEREOF, the parties hereto have executed this agreement on the date and year first written above.

Sanomedics International Holdings, Inc.	Scar-Gard, Inc.

/s/Keith Houlihan	/s/ Bill Andrews
(Signature)	(Signature)

Keith Houlihan	Bill Andrews
(Printed)	(Printed)

President	President
(Title)	(Title)

27-1278275
(Tax ID Number)	(Tax ID Number)

Exhibit A

Product and Price List

ThermoPet tm, Talking Non-Contact Dog Thermometer

*$__.00 per device. One pallet (Introductory pricing).

Sanomedics "TouchFree" Talking Thermometer

*$__.00 per device. One pallet (Introductory pricing).

*Redacted pursuant to a request for confidential treatment. The redacted information has been filed separately with the Commission.